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EXHIBIT (10)(ix)(a)
------------------

               Amended and Restated Effective--September 19, 2001

                                THE STANLEY WORKS

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM


                  The Supplemental Executive Retirement Program ("SERP") provides a supplemental retirement benefit to its Participants. As explained below, this supplemental benefit is a supplement to the benefits (including the "cornerstone account" benefit) under Stanley's pension plans.

                  1. TARGET BENEFIT. The "Target Benefit" for a Participant, expressed as a life annuity equal to a percentage of Average Pay and subject to discount and to certain Offsets, will be based on years of service according to the following schedule.

                     3% for each of the first 5 years
                     2% for each of the next 15 years
                     1% for each of the 5 years thereafter

For example, upon a Participant's retiring at age 60 after 20 years of service, the Participant's Target Benefit would be 45% of Average Pay.

                  2. TERMINATION PRIOR TO AGE 60.

                     (a) TERMINATION BEFORE ATTAINMENT OF AGE 54 AND COMPLETION OF FIVE YEARS OF PRE-PARTICIPATION SERVICE. No SERP benefit will be paid to or on behalf of any Participant whose employment terminates, other than by reason of his or her death or permanent and total disability, before the attainment of age 54 and completion of five Years of Pre-Participation Service.

                     (b) DISCOUNT FOR RETIREMENT BEFORE AGE 60. For each month prior to age 60 that the Participant retires, the Target Benefit will be reduced ..167% (i.e., 2% per year). For example, a Participant who retires at age 55 after 20 years of service would have a benefit, before Offsets, equal to 90% of the Target Benefit, or 40.5% (45% x 90% = 40.5%) of Average Pay.

                  3. DISABILITY. SERP benefit payments will be made to any Participant who terminates employment by reason of his or her permanent and total disability after attainment of age 50 and completion of five Years of Pre-Participation Service. No SERP benefit payments will be made to any Participant who terminates employment due to disability before the attainment of age 50 and completion of five Years of Pre-Participation Service. In the event of SERP disability payments prior to age 60, benefit payments will be reduced in accordance with the formula set forth in section 2(b).

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                  4. DEATH.

                     (a) DEATH BEFORE ATTAINMENT OF AGE 50. No SERP benefit payments will be made on behalf of any Participant who dies before age 50 and completion of five Years of Pre-Participation Service.

                     (b) DEATH AFTER ATTAINMENT OF AGE 50 AND COMPLETION OF FIVE YEARS OF PRE-PARTICIPATION SERVICE AND BEFORE SERP PAYMENTS COMMENCE. The SERP death benefit shall be provided for a Participant who dies after attainment of age 50 and completion of five Years of Pre-Participation Service and before payment of his or her SERP benefit has begun. The SERP death benefit shall be paid to the Participant's beneficiary as a life annuity, unless a timely election was made by the Participant to receive a lump sum payment. The SERP death benefit shall equal his or her Target Benefit reduced by .167% per month for each month that the date of payment of the death benefit precedes age 60 and subject to the death benefit offsets provided under the plans described in
Section 5 (a).

                     (c) DEATH AFTER SERP PAYMENTS COMMENCE. In the case of a Participant who was married on the benefit commencement date and dies after SERP benefit payments have commenced under a 100% joint and survivor annuity, benefit payments will continue under that annuity to the surviving spouse. Otherwise, no death benefit will be paid in the event of the death of a Participant who was married on the benefit commencement date and dies after payments have commenced. Upon the death of a Participant who was unmarried on the benefit commencement date and dies after SERP benefit payments have commenced under a single life annuity pursuant to which the total annuity payments made to the Participant are less than the actuarial equivalent lump sum payment amount that would have been distributed to the Participant as of the benefit commencement date, a lump sum death benefit equal to the excess of such lump sum amount over the total amount of annuity payments made to the Participant will be paid to the Participant's beneficiary. Otherwise, no death benefit will be paid in the event of the death of a Participant who was unmarried on the benefit commencement date and dies after payments have commenced.

                  5. OFFSETS. The benefit otherwise payable under the SERP as explained in sections 1, 2, 3 and 4 will be reduced by the "Offsets" described in sections 5(a), 5(b) and 5(c), resulting in the benefit net of Offsets:

                     (a) the benefit under Stanley's pension plans, including pension benefits restored by Stanley's excess benefit plan and cornerstone account benefits provided under Stanley's account value plan and excess benefit plan;

                     (b) the Participant's Social Security retirement benefit(1); and

--------
(1) If the Participant retires prior to being eligible for Social Security, the Social Security benefit offset will not commence until the Participant is eligible for Social Security benefits. For example, for a retirement in 1997 by a Participant who is 60 years old, there would be no Social Security offset until the Participant is age 62, the age of eligibility for Social Security. The estimated Social Security benefit will be determined payable at age 62 or at the Participant's attained age if older than age 62 and assuming no earnings after termination of employment with Stanley.

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                     (c) Stanley-sponsored long-term disability benefits.

                  6. PARTICIPANTS. The employees eligible to participate in the SERP will be Stanley's chief executive officer and such other executives not to exceed 24 as shall be designated by the chief executive officer and whose names shall be filed with the records of the Compensation and Organization Committee (the "Committee") of Stanley's Board ("Eligible Employees"). An Eligible Employee will become a Participant in the SERP upon reaching age 50 and completing five years of service with Stanley as an Eligible Employee ("Years of Pre-Participation Service").

                  7. TIME FOR PAYING BENEFITS; FORM OF PAYMENT. Amounts payable under sections 2, 3 and 4 of the SERP will be distributed upon retirement, death, permanent and total disability, whichever is applicable. The form of payment of benefits under the SERP of a Participant who is married on the benefit commencement date will be a 100% joint and survivor annuity with the Participant's spouse, unless a timely election is made by the Participant to receive a single life annuity or an actuarially adjusted lump sum payment. The form of payment of benefits under the SERP of a Participant who is unmarried on the benefit commencement date will be a single life annuity unless a timely election is made by the Participant to receive an actuarially adjusted lump sum payment. A 100% joint and survivor annuity or an actuarially adjusted lump sum payment will be computed in accordance with the Appendix A attached hereto. To be timely, an election to receive a payment in a form other than the normal form of payment must be made in writing prior to the beginning of the one-year period preceding the date on which the Participant dies, becomes permanently and totally disabled, or otherwise separates from service. An election made after the beginning of such one-year period will be considered timely only with the approval of the Committee.

                  8. AVERAGE PAY. Average pay will be one-third of the Participant's highest total pay (salary and management incentive) as measured for purposes of Stanley's pension plan (including the restoration of pension benefits by Stanley's excess benefit plan) for any consecutive 36-month period, calculated as if pay continued to be measured under the pension plan after May 31, 2001.

                  9. DEATH BENEFICIARY. Any benefit payable upon a Participant's death to anyone other than the Participant's spouse will be paid to the beneficiary determined under Stanley's qualified account value plan unless the Participant designated in writing a different beneficiary to receive such benefit.

                  10. MISCELLANEOUS.

                          (a) AMENDMENT. The Committee may at any time amend the
SERP so long as the benefits of no one then a Participant are diminished as a result.

                          (b) ADMINISTRATION OF THE SERP. The SERP will be
administered by the Committee. The Committee is vested with full authority (including full discretionary authority) to administer, interpret, and make rules regarding the SERP as it may deem advisable and to make determinations in its discretion that shall be final, binding, and conclusive upon all



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persons. No member of the Board of Directors or the Committee will be liable for any action or determination made in good faith with respect to the SERP.

                          (c) GOVERNING TEXT. The SERP, including any
amendments, will constitute the entire agreement between Stanley and any Participant or beneficiary regarding the subject matter of the SERP. The SERP, including any amendments, will be binding on Stanley, Participants, beneficiaries, and their respective heirs, administrators, trustees, successors, and assigns.

                          (d) RIGHTS OF PARTICIPANT. Any person entitled to
receive benefits under the SERP will have the rights of an unsecured general creditor of Stanley.

                          (e) CLAIMS OF CREDITORS. The right of any Participant
or beneficiary to a benefit under the SERP will not be subject to attachment or other legal process for the debts of such Participant or beneficiary. A benefit of a Participant or beneficiary will not be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.

                          (f) SPECIAL DISTRIBUTIONS. Whenever, in the opinion of
the Committee, a person entitled to receive a benefit under the SERP is unable to manage his or her financial affairs, the Committee may direct that payment be made to a legal representative or relative of such person for his or her benefit. Alternatively, the Committee may direct that any payment be applied for the benefit of such person in such manner as the Committee considers advisable. Any payment made in accordance with this section will be a complete discharge of any liability for the making of such payment under the provisions of the SERP.

                          (g) TERMS OF EMPLOYMENT. Participation in the SERP
will not give an individual any right to remain in the service of Stanley, and an individual will remain subject to discharge to the same extent as if the SERP had not been adopted.


         THE STANLEY WORKS


         By
           ----------------------------------------
             Title: Vice President, Human Resources

             Date:

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                                THE STANLEY WORKS

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                   APPENDIX A
                                   -----------

Form of Payment                                      Actuarial Adjustment Factors
---------------                                      ----------------------------
Lump Sum                                             The lump sum of the Target Benefit is determined by multiplying the annual benefit payable for the participant's lifetime by a factor of
                                                     9.45.

Joint and Survivor (100%)                            Factors are as set forth in the attached table, which shows no reduction if the spouse is older than the Participant or if the spouse is no more than two years younger than the Participant (in either case, the factor is 1.000). For each year over two that the spouse is younger than the
                                                     Participant, the Target Benefit (or early retirement benefit) will be reduced by 0.7%.

                                                     Example 1: For a Participant whose age on the benefit commencement date is 60 and whose spouse's age on the benefit commencement date is 56, the factor to convert the life annuity to a 100% joint and survivor annuity is .986.

                                                     Example 2: For a Participant whose age on the benefit commencement date is 54 and whose spouse's age on the benefit commencement date is 40, the factor to convert the life annuity to a 100% joint and survivor annuity is .916.


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